[KCAP Financial letterhead]

April 22, 2013

Mr. Dayl Pearson

KCAP Financial, Inc.

295 Madison Avenue, 6th Floor

New York, NY 10017

Dear Dayl:

This letter constitutes an amendment to your employment agreement with Kohlberg Capital Corporation, now known as KCAP Financial, Inc., dated June 27, 2012 (the “Employment Agreement”), pursuant to Section 11(a) of the Employment Agreement. Except as specifically stated herein, the terms and conditions described in your Employment Agreement will remain in effect.

Effective as of the date first written above, Section 4(c) of the Employment Agreement is hereby amended by deleting the last sentence thereof.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. We will provide a countersigned copy for your records.

Very truly yours,

/s/ Edward U. Gilpin

Edward U. Gilpin
Chief Financial Officer

Accepted by:

/s/ Dayl W. Pearson

Dayl W. Pearson

Date: April 22, 2013